Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-75307, No. 333-63128, No. 333-123813, No. 333-134162, No. 333-140848, No. 333-167602, No. 333-180970 and No. 333-204028 on Form S-8 of our reports dated February 16, 2016, relating to the consolidated financial statements and financial statement schedule of Graco Inc. and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Graco Inc. and Subsidiaries for the year ended December 25, 2015.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 16, 2016